Exhibit 99.1

Capstone Reports Record Q3 Results With 46% EBITDA Growth and New Acquisition Momentum

Pro forma revenue up 19% YoY; $26M in acquired annual revenue accelerates Capstone’s path toward a $100M run-rate by early 2026

November 17, 2025 – New York, NY – Capstone Holding Corp. (NASDAQ: CAPS), a national building products distribution platform, today announced strong financial and strategic highlights for the third quarter of 2025, including significant growth in revenue, gross profit, and adjusted EBITDA.

Capstone announced two acquisitions during the second half, expected to contribute $26 million in annualized revenue and accelerate progress toward the company’s $100 million run-rate target for 2026. Continued organic growth and efficiency initiatives further strengthened profitability and expanded margins quarter over quarter.

Key Highlights:

●	Record Revenue Growth: Pro forma year-to-date revenue increased 19% year-over-year to $41.2 million, driven by the Carolina Stone acquisition and continued organic growth. Pro forma adjusted EBITDA rose 46% and gross profit rose 34%, reflecting acquisition growth and cost discipline.

●	Strong M&A Momentum: Capstone’s anticipated acquisition of a multi-location stone distributor with $15 million in annual revenue is on track to close before December 15. Combined with Carolina Stone, acquisitions completed in the second half are expected to add $26 million in annualized revenue and position the company for strong post-acquisition growth.

●	Active, Favorable Pipeline: Multiple additional targets are currently under review at attractive 4–6x EBITDA valuations, with 20–45% of consideration structured in non-cash components. Capstone expects to complete three to four strategic acquisitions in 2026.

●	Improved Industry Outlook: Economic conditions have improved meaningfully, supported by interest rate cuts and a steady recovery in demand. Forecasts point to a rebound in remodeling activity and a persistent housing undersupply, creating strong long-term tailwinds for the sector.

●	Integration Milestones: Capstone quickly achieved integration milestones with Carolina Stone across ERP, logistics, marketing, and other core functions. This framework positions the company for the rapid post-close integration of its next acquisition, expected to close in early December.

“It was another exciting quarter for Capstone, as we delivered record results across multiple fronts and announced our first two acquisitions,” said Matthew Lipman, Chief Executive Officer. “We expect our second acquisition to close before December 15 and to be immediately accretive to both revenue and EBITDA. We are well-positioned to reach our $100 million revenue run-rate target by early 2026.”

Access to Full Materials

Following the issuance of Capstone’s Q3 10-Q this week, Capstone will post an investor presentation discussing Q3 2025 and its strategic outlook. These materials will be available in the Investor Relations section of www.capstoneholdingcorp.com.

About Capstone Holding Corp.

Capstone Holding Corp. (NASDAQ: CAPS) is a diversified platform of building products businesses focused on distribution, brand ownership, and acquisition. Through its Instone subsidiary, Capstone serves 32 U.S. states, offering proprietary stone veneer, hardscape materials, and modular masonry systems. The company’s strategy combines disciplined M&A, operational efficiency, and a growing portfolio of owned brands to build a scalable and durable platform.

Investor Contact:

Investor Relations

Capstone Holding Corp.

investors@capstoneholdingcorp.com
www.capstoneholdingcorp.com

Forward-Looking Statements

This press release contains forward-looking statements as defined by the Private Securities Litigation Reform Act of 1995. These statements relate to future events and performance, including guidance regarding revenue and EBITDA targets, M&A strategy, use of capital, and operating outlook. Actual results may differ materially from those projected due to a range of factors, including but not limited to acquisition timing, macroeconomic conditions, and execution risks. Please review the Company's filings with the SEC for a full discussion of risk factors. Capstone undertakes no obligation to revise forward-looking statements except as required by law.